Exhibit 99.1

Denver, Colorado – May 5, 2020 (NASDAQ: LILA and LILAK, OTC Link: LILAB).
Dear fellow shareholders,
We find ourselves in an unprecedented time with significant global economic uncertainty stemming from the COVID-19 pandemic. For this quarter, I decided to adjust our usual format and write you this letter as I believe it is crucial to be direct and transparent about how we’re responding to this challenge and why we see ourselves emerging from it stronger than before.
Let me start by saying that our first quarter exceeded my expectations. Liberty Puerto Rico performed really well and VTR had a good quarter despite the social unrest in Chile. C&W nailed it with record Q1 fixed adds and the best Q1 OCF performance since acquisition. This strong performance is a testament to the hard work and commitment of our employees and demonstrates that the changes we have made to our operating model over the last 24 months are working.
Now, we know the next three quarters won’t look like the first or what we had planned for the year. As a result, we are withdrawing our guidance that we shared with you just a few months ago. The reasons are clear. The Coronavirus is unpredictable, government responses and policies are uncertain and nobody can be sure how long this disruption will last.
What I do know is that my management team and I are ready for this. We have shown that we can overcome challenges in our markets and become a stronger company. I can also tell you that we know how to run our business to generate cash and are focused on generating positive free cash flow in 2020. Based on our current view of the virus’ impact on our business, we initiated a reduction of $150 million in fixed operating costs and capex. We also expect that our variable costs, such as COGS and activity related costs and capex, will go down with reductions in revenue. We have more than enough liquidity on our balance sheet to weather this difficult period. Cash in the bank and positive free cash flow from our operations gives us stability and flexibility.
Our mission has never been more important. Our networks enable social interactions, education for children, connectivity for work, access to information, platforms for governments to reach their citizens, and our submarine cables connect all to the global internet. Essentially, we are critical to a functioning society.
However, many of our customers are not as fortunate. The lack of tourism across C&W’s Caribbean islands is impacting economies. Hotels are temporarily closed. Small businesses across the region are facing difficulties due to lockdowns. We know our customers are doing what they can to weather this storm. We are here for them now. And we will be here for them when this is over.
This is like a hurricane that we are going through and I thought I would share with you how I am running our business through this storm. I have a framework focused on eight areas.

1.	People and safety
I am pleased to report that the number of our employees infected by COVID-19 is small, and all of them have recovered or are on the road to recovery. We are happy that the governments in our markets have been proactive to flatten the curve and avoid spikes in infections. The health and well-being of our employees are at the top of our minds. At the end of February, we acted quickly and restricted all non-

essential travel. We then instituted a company-wide work-from-home policy, and also provided our technicians and frontline workers with the tools and equipment to keep themselves and others safe while they worked tirelessly to keep the communities we serve connected.
The culture that we have created and embedded in our company is paying dividends. Employee morale is high and commitment to fellow colleagues and our customers is very strong.

2.	Network
The network is our bread and butter. Since, the beginning of March, we have seen double digit percentage peak traffic increases in our mobile networks and roughly 40% increases in our fixed and subsea networks usage. Our network team has maintained the quality and capacity in every node, hub, tower and landing station. We handled the increased traffic and provided great service. Our investments in the network, and in the home with Connect box advanced Wi-Fi are paying off for our customers. Many of our key vendors across LLA have stepped up and partners like Netflix and Google have also been very helpful in helping us manage this traffic.

3.	Commercial
Our focus has been to keep our customers and communities connected when they need it the most. To do that, we rapidly responded to retail store closings, broadband demand growth, call center traffic increases, B2B customer challenges, and cash collection difficulties. We also rolled-out new value propositions to adapt to changes in local economies. In light of these factors, we took the following actions:

•	We made sure that our technicians could handle the increased volume of installs and to do it safely;

•	We implemented and expanded self-install processes;

•	We created virtual stores;

•	We enabled our call centers to work from home;

•	We implemented a new WhatsApp channel for customers to service their accounts;

•	We created new connectivity plans for customers that are facing economic hardship; and

•	We put in new ways for customers to pay us with roving cash collection vans and digital channels.
These initiatives are showing results. We have had some of our highest broadband daily sales in the last 4-5 weeks in Puerto Rico and Chile. Our non-voice call center traffic, including using WhatsApp, is now past 20%. Our self-installs are growing fast and our relationships with B2B customers are stronger as they see how we have responded to their needs in these troubled times.

4.	Government Affairs
We are working closely with governments to make sure that they know we are here to provide critical service to their countries now and in the future. We are demonstrating that we are a stable source of employment and provide an essential service. Governments are our partners in tackling this scourge, and we have worked together to gain access to additional spectrum, designate our technicians and installers as “essential” so they can keep our networks up and running, promote the responsible use of the internet, and protect networks against senseless vandalism.

5.	COVID-19 Task Force
In mid-March, I created a special task force with colleagues across our operations and functions to drive three primary items:

1)	Scenario plan to stress test our business;

2)	Identify areas in which we should reduce costs and areas in which we should continue to invest for the future; and

3)	Innovate and prepare our company for a post-Coronavirus world.

This team has accomplished 1 and 2, and we are working on point 3 now.

6.	Finance/Treasury
We used the scenario planning to ensure that, combined with our actions to decrease our costs, we have sufficient liquidity.
We closed Q1 with $1.6 billion of cash and $650 million remaining on our revolving credit facilities. In March, we did proactively draw down $467 million out of our $1.1 billion revolving lines, which added to our reported Q1 cash totals, and importantly, this cash remains on our balance sheet as of today. We drew the RCFs for three key reasons: our general concern about the health and capacity of global financial institutions; our desire to lock-in the final piece of funding for the AT&T transaction; and to have a buffer for any near-term working capital swings resulting in part from lower revenue from customers and/or lower collection activities.
We remain comfortable with our leverage and liquidity position, as our extended maturity profile and covenant headroom provides us with a degree of confidence. We continue to buy back stock under the program announced in March, albeit at prudent levels. And we will continue our new build and upgrade program across LLA. We are leaning in on the thesis for this enterprise.

7.	M&A
We are excited about the opportunities presented by the proposed acquisition of AT&T’s assets in Puerto Rico and the USVI and continue to work closely with our counterparts at AT&T to prepare for integration. We expect to close the transaction in the second half of this year. This transaction is accretive to us on a cash flow per share basis. It is mostly a post-paid mobile business and adds to our ability to bring converged services to Puerto Rico. We also remain on the lookout for opportunities to create value in consolidation, asset swaps or general market dislocation situations.

8.	Governance
Our board has deep experience and knowledge of our industry, in balance sheet management, operations and M&A. I update my board weekly and have a video conference meeting bi-weekly. I am tapping their knowledge and experience. I am also spending time with investors and other CEOs in our industry to get their perspective. This is a new experience for all of us, but we are in it together.
Hopefully, you can see from my letter that we know the challenges ahead of us are not going to be easy. We are taking the proactive steps we believe necessary to run our business effectively and to come out even stronger. I am proud of my management team. For each of my initiatives above, I partner with one of my executive team members to drive results. We run a very distributed decision-making process that is effective and agile. This crisis has accelerated many things that we were planning on doing. And we feel good about that.
We are not deviating from our strategy, as our thesis remains strong. While we must address the current challenges, we are still managing for success over the longer term. Everybody in Latin America and across the Caribbean wants broadband, everybody wants to be connected, everybody wants great service and everybody wants a great network. We intend to provide all that with good value, everywhere we operate. And I couldn’t be prouder of all my colleagues. They have really stepped up.
This is not our first rodeo on dealing with a crisis. Like I said before, we are running this like a hurricane just hit us. But unlike a hurricane, we have nothing to rebuild at the end of this. We are pragmatic about the challenges and confident about the future.
Thank you for your support.
Balan

Rebased1 revenue growth of 2% to $931 million
Strong RGU additions of 60,000, C&W additions 22% higher year-over-year
Operating income of $108 million, 5% lower compared to prior year
Rebased OCF2 growth of 4% to $364 million, growth in all reporting segments
Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months ended March 31, 2020 (“Q1”).
Business Highlights

•	C&W's improved operational execution drove strong Q1 performance:

◦	Record Q1 RGU additions of 38,000, up 22% YoY

◦	New build / upgrade activity added ~40,000 homes, mainly in Panama and Jamaica

◦	Robust financial performance with rebased revenue growth of 2% and OCF growth of 6%

•	VTR/Cabletica steady start to the year:

◦	Continued broadband RGU growth with 21,000 additions

◦	Strong mobile and B2B growth in Chile

◦	New build / upgrade activity added ~30,000 homes

•	Liberty Puerto Rico continued to deliver growth across operating and financial metrics:

◦	9,000 RGU additions in Q1 driven by strong broadband performance

◦	Integration planning for AT&T assets progressing well

◦	Q1 rebased OCF growth of 4% to $51 million
LLA 2020 Financial Guidance

•	Due to the lack of visibility on the duration and extent of impacts related to the COVID-19 pandemic, we are withdrawing previously provided financial guidance at this time.
Financial Highlights

Liberty Latin America	Q1 2020	Q1 2019	YoY Growth/(Decline)*

(in millions, except % amounts)
Revenue	$931	$943	1.6%
OCF	$364	$366	4.2%
Property & equipment additions	$133	139	(4.5%)
As a percentage of revenue	14%	15%

Operating income	$108	$113	(4.9%)

Adjusted FCF[3]	$(49)	$48
Cash provided by operating activities	$115	$188
Cash used by investing activities	$(147)	$(286)
Cash provided by financing activities	$455	$39
* Revenue and OCF rates are on a rebased basis.

COVID-19 UPDATE

•
In December 2019, COVID-19 was reported in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak a “pandemic,” pointing to the sustained risk of further global spread. To date, confirmed cases of COVID-19 are present in each of the markets in which we operate.

•
Through March 31, 2020, COVID-19 has not had a material impact on our financial position, results of operations or liquidity. The extent to which COVID-19 impacts our future operational and financial performance will depend on a number of uncertain developments, which include, among other factors:

◦	the duration and spread of the outbreak;

◦	the ability of governments and medical professionals in our markets to respond to the outbreak;

◦	the impact of government regulations imposed in response to the pandemic;

◦	the impact on our customers and our sales cycles;

◦	the impact on actual and expected customer receivable collection patterns;

◦	the impact on our employees, including that from labor shortages or work from home initiatives;

◦	the impacts on foreign currency and interest rate fluctuations; and

◦	the effect on our vendors, as COVID-19 could have adverse impacts on our supply chain thereby impacting our customers’ ability to use our services.

•
Given the impacts of COVID-19 continue to rapidly evolve, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain and cannot be predicted at this time. If the disruptions we are experiencing were to worsen or extend over a prolonged period, COVID-19 could have a material adverse impact on our results of operations and cash flows, financial condition and liquidity.

•
As COVID-19 continues to spread, we have, and expect to continue to take, a variety of measures to promote the safety and security of our employees, and ensure the availability of our communication services. To this end, we have upgraded our network in an effort to handle peak traffic, accelerated our digital transformation efforts, initiated moves to self-installations for as many of our services and customers as possible, are developing innovative pricing plans that meet our customers’ needs across our prepaid products, our fixed products, our Pay-TV products, and our B2B products, and continue to evaluate and change our cost structure.

◦
In this regard, in an effort to mitigate potential revenue challenges that may arise from COVID-19, and based on our current view of the potential impacts of COVID-19 on our business, we have identified and begun to take actions that are expected to help reduce certain fixed-related operating costs and capital costs by approximately $150 million during the remainder of 2020, of which approximately half relates to operating costs and expenses.

Subscriber Growth4

	Three months ended
	March 31,
	2020	2019
Organic RGU net additions by product
Video	4,600	14,900
Data	48,400	50,100
Voice	7,000	8,000
Total	60,000	73,000

Organic RGU net additions by segment
C&W	38,400	31,600
VTR/Cabletica	12,600	19,700
Liberty Puerto Rico	9,000	21,700
Total	60,000	73,000

Organic Mobile SIM additions (losses) by product
Postpaid	4,800	10,400
Prepaid	(43,500)	400
Total	(38,700)	10,800

Organic Mobile SIM additions (losses) by segment
C&W	(42,800)	800
VTR/Cabletica	4,100	10,000
Total	(38,700)	10,800

•	Fixed customer additions: Organic additions of 31,000 in Q1 2020 with gains in each reporting segment, led by VTR/Cabletica with 16,000.

◦	C&W reported a record quarter, with 10,000 customer additions, 25% above the prior-year period.

•	Product additions: Organic fixed RGU additions of 60,000 in Q1 2020 were driven by broadband subscriber growth. Mobile organic losses totaled 39,000 in the quarter.

•	C&W added 38,000 fixed RGUs during the quarter; our best Q1 result since 2016. This included 20,000 and 14,000 net additions in Jamaica and Panama, respectively.

◦
Broadband RGU additions of 21,000 were up 5,000 year-over-year, supported by improvements in operational execution and our ongoing new build / upgrade program. Gains were driven by continued success in our largest markets of Jamaica and Panama, with additions of 11,000 and 6,000 RGUs, respectively. Markets in C&W's Other category also performed strongly, adding 4,000 broadband RGUs.

◦	Video RGU additions of 5,000 were nearly double the prior-year quarter, driven by Barbados Jamaica and Panama, where we added 2,000 subscribers in each market.

◦	Fixed-line telephony RGU additions of 12,000 were in-line year-over-year, and again driven by Jamaica and Panama, where we added 7,000 and 5,000 subscribers, respectively.

◦	Mobile subscribers declined by 43,000 in Q1 compared to additions of 1,000 in the prior-year period. The year-over-year decline was driven by a 35,000 swing in Panama from

21,000 additions in Q1 2019 to 15,000 losses in Q1 2020, as we continue to operate in a challenging competitive environment. In Jamaica, we reported a decline in subscriber numbers of 19,000. First quarter subscriber losses in Jamaica are typical due to seasonality, however this year the decline was also partly driven by increased promotional activity from our competitor.

•
VTR/Cabletica added 13,000 fixed RGUs during Q1. VTR added 6,000 RGUs driven by 14,000 broadband additions, despite some residual impact from prior social unrest, offset by 8,000 fixed-line telephony RGU losses. Cabletica added 7,000 RGUs in total, driven by broadband.

◦
VTR delivered another quarter of growth in mobile, adding 4,000 subscribers in Q1 and taking our overall base to 305,000. At March 31, 2020, over 95% of VTR's mobile subscribers were on postpaid plans.

•
Liberty Puerto Rico added 9,000 fixed RGUs in Q1 driven by broadband additions over our leading, high-speed network. Our Q1 2020 performance was particularly robust given disruption to sales activity related to the earthquakes early in the quarter. Strong additions in Q1 2019 were driven by the recovery of our subscriber base following Hurricane Maria.

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments for the comparative period and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2020	2019	%	Rebased %
	in millions, except % amounts

C&W	$588.6	$569.8	3.3	1.6
VTR/Cabletica	240.1	276.5	(13.2)	1.2
Liberty Puerto Rico	104.6	98.6	6.1	3.2
Intersegment eliminations	(2.3)	(2.2)	4.5	4.5
Total	$931.0	$942.7	(1.2)	1.6
N.M. – Not Meaningful.

•	Our reported revenue for the three months ended March 31, 2020 decreased by 1%.

◦
The reported revenue decline was largely driven by (1) a net negative foreign exchange (“FX”) impact of $47 million, primarily related to a 21% appreciation of the US dollar in relation to the Chilean peso, and (2) a $15 million reduction as compared to the prior-year period from the disposal of C&W's Seychelles business. These declines were partially offset by (1) $32 million related to the acquisition of UTS and (2) organic growth in each of our reportable segments.

Q1 2020 Rebased Revenue Growth – Segment Highlights

•	C&W: Rebased revenue growth of 2% year-over-year.

◦
B2B revenue grew by 4% on a rebased basis. This growth was driven by subsea network revenue, which included an $8 million year-over-year increase associated with revenue recognized on a cash basis for services provided to a significant customer, as well as growth in B2B service revenue.

◦	Fixed residential revenue was up 5% on a rebased basis, driven by subscriber growth in our largest markets.

◦
Mobile revenue was 6% lower on a rebased basis. The decline was primarily driven by ARPU reductions year-over-year. Reduced subscribers, primarily due to competitive pressures in Panama and the Bahamas, were partly offset by higher average mobile subscribers in Jamaica where we have successfully built our subscriber base over the past twelve months.

•
VTR/Cabletica: Rebased revenue growth of 1% was driven by broadband performance in both Chile and Costa Rica, as we continued to add subscribers across our expanding high-speed footprints. In Chile, we also generated growth in mobile and B2B services through subscriber additions.

•
Liberty Puerto Rico: Rebased revenue growth of 3% was primarily driven by broadband subscriber additions, reflecting the strength of our networks and entertainment propositions. This growth was despite $2 million of credits issued to customers as a result of power outages following earthquakes early in the quarter.

Operating Income

•	Operating income was $108 million and $113 million for the three months ended March 31, 2020 and 2019, respectively.

◦
Operating income decreased during Q1 2020, as compared with Q1 2019, primarily due to (i) increased share-based compensation expense, as certain bonuses will be settled with shares, and (ii) slightly lower OCF, as further discussed below. These items were partially offset by (i) lower depreciation and amortization expense and (ii) lower impairment, restructuring and other operating items, net.

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our reportable segments and our corporate category for the comparative period and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)
	March 31,
	2020	2019	%	Rebased %
	in millions, except % amounts

C&W	$232.8	$222.5	4.6	6.4
VTR/Cabletica	93.4	106.9	(12.6)	1.9
Liberty Puerto Rico	50.5	47.9	5.4	3.8
Corporate	(12.8)	(11.5)	11.3	31.5
Total	$363.9	$365.8	(0.5)	4.2

OCF Margin	39.1%	38.8%

•	Our reported OCF for the three months ended March 31, 2020 decreased by 1%.

◦
Reported OCF decline was primarily driven by (1) a net negative FX impact of $18 million, mainly related to the Chilean peso and (2) a $6 million reduction, as compared to the prior-year period from the disposal of C&W's Seychelles business. This was partially offset by (1) an increase of $11 million related to the acquisition of UTS, (2) organic growth in each of our reportable segments, and (3) lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.

Q1 2020 Rebased OCF Growth – Segment Highlights

•	C&W: Rebased OCF growth of 6% was due in part to the aforementioned 2% rebased revenue growth as well as lower programming costs in Q1 due to reduced sports content costs.

•	VTR/Cabletica: Rebased OCF growth of 2% was driven by the segment's 1% rebased revenue growth.

•
Liberty Puerto Rico: Rebased OCF was 4% higher than the prior-year period, driven by the previously mentioned revenue growth. Liberty Puerto Rico continues to have the highest OCF margin of our reporting segments at 48% in Q1 2020.

•	Corporate: The increase in corporate costs was primarily due to higher personnel costs and professional services, including with respect to establishing our new operations center in Panama.
Net Loss Attributable to Shareholders

•	Net loss attributable to shareholders was $181 million and $42 million for the three months ended March 31, 2020 and 2019, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows included in our Form 10-Q.

	Three months ended
	March 31,
	2020	2019
	in millions, except % amounts

Customer Premises Equipment	$67.1	$71.9
New Build & Upgrade	28.2	21.6
Capacity	6.1	10.9
Baseline	19.6	23.3
Product & Enablers	11.9	11.4
Property and equipment additions	132.9	139.1
Assets acquired under capital-related vendor financing arrangements	(23.6)	(10.9)
Assets acquired under finance leases	—	(0.1)
Changes in current liabilities related to capital expenditures	39.9	31.5
Capital expenditures*	$149.2	$159.6

Property and equipment additions as % of revenue	14.3%	14.8%

Property and Equipment Additions of our Reportable Segments:
C&W	$70.5	$63.6
VTR/Cabletica	44.9	54.1
Liberty Puerto Rico	13.3	19.8
Corporate	4.2	1.6
Property and equipment additions	$132.9	$139.1

*
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Segment Highlights

•
C&W: Property and equipment additions of $71 million represented 12% of revenue in Q1 2020, an increase compared to 11% of revenue in the prior-year period. The higher quarter-over-quarter spend was driven by restoration activity following Hurricane Dorian in the Bahamas and increased customer premise equipment related to higher installation volumes.

◦	In Q1 2020, new build and upgrade initiatives delivered approximately 40,000 new or upgraded homes.

•
VTR/Cabletica: Property and equipment additions of $45 million represented 19% of revenue in Q1 2020, a decline compared to 20% of revenue in the prior-year period. The decrease was primarily driven by lower customer premise equipment costs partly offset by higher new build material and labor costs, year-over-year.

◦	In Q1 2020, new build and upgrade initiatives delivered approximately 30,000 new or upgraded homes in Chile and Costa Rica.

•
Liberty Puerto Rico: Property and equipment additions of $13 million represented 13% of revenue in Q1 2020, a decline compared to 20% of revenue in the prior-year period. The Q1 2019 period had higher customer premise equipment costs associated with greater RGU additions and higher new build costs.

◦	In Q1 2020, new build initiatives delivered over 5,000 new homes.
Leverage and Liquidity (at March 31, 2020)

•
Total principal amount of debt and finance leases: $8,978 million, including (i) debt of $1,253 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition (with the corresponding cash held in escrow) and (ii) debt of $313 million, $92 million and $63 million at C&W, VTR Finance and Liberty Puerto Rico, respectively, under the respective borrowing group's revolving credit facilities, the proceeds of which are included in cash and cash equivalents in our condensed consolidated balance sheet as of March 31, 2020.

•
Leverage ratios: Consolidated gross and net leverage ratios of 5.6x and 3.8x, respectively, as calculated on a latest two quarters annualized ("L2QA") basis. Excluding the incremental debt to fund the AT&T Acquisition, our consolidated gross leverage ratio would decline to 4.8x.

•	Average debt tenor[5]: 6.2 years, with approximately 93% not due until 2024 or beyond.

•
Borrowing costs: Blended, fully-swapped borrowing cost of our debt was approximately 6.4%. When excluding the discount on the convertible notes associated with the conversion option, the weighted average interest rate was 6.1%.

•
Cash and borrowing availability: $2,853 million of cash (including $1,260 million of restricted cash held in escrow to fund the AT&T Acquisition) and $650 million of aggregate unused borrowing capacity[6] under our revolving credit facilities.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities, financial performance and guidance; regarding the COVID-19 pandemic, our response to such pandemic and the anticipated impact of such crisis on our business and financial results; our customer value propositions; product innovation and bringing new products to our markets; the AT&T Acquisition, including the anticipated consequences and benefits of the transaction and the expected timing of the transaction; new build and upgrade initiatives; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the AT&T Acquisition; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com    Claudia Restrepo    communications@lla.com

Footnotes

1.
The indicated growth rates are rebased for the estimated impacts of (i) an acquisition, (ii) a disposal, (iii) FX, (iv) for the C&W and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments, and (v) for the C&W segment and our corporate operations, the impact of the transfer of our captive insurance operation from our C&W segment to our corporate operations. See Rebase Information below.

2.	For the definition of Operating Cash Flow (“OCF”) and required reconciliations, see OCF Definition and Reconciliation below.

3.	For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Adjusted Free Cash Flow Definition and Reconciliation below.

4.
See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted. UTS is only included in the Q1 2020 period.

5.	For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.

6.
At March 31, 2020, we had undrawn commitments of $650 million. At March 31, 2020, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the March 31, 2020 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under "Material Changes in Financial Condition" in our most recently filed Quarterly Report on Form 10-Q.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Latin America are included in our Quarterly Report on Form 10-Q.
Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue and OCF to (i) include the pre-acquisition revenue and OCF of UTS that was acquired during 2019 in our rebased amounts for the three months ended March 31, 2019, (ii) exclude the revenue and OCF of the Seychelles that was disposed of during 2019 from our rebased amounts for three months ended March 31, 2019 and (iii) reflect the translation of our rebased amounts for three months ended March 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for three months ended March 31, 2020. We have reflected the revenue and OCF of UTS in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate UTS during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and OCF on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.
The following table provides the aforementioned adjustments made to the revenue and OCF amounts for three months ended March 31, 2019 to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate. In addition, on April 1, 2019 a small B2B operation in Puerto Rico was transferred from our C&W segment to our Liberty Puerto Rico segment, and on January 1, 2020, our captive insurance operation was transferred from our C&W segment to our corporate operations. For purposes of calculating rebased growth rates for our C&W segment, Liberty Puerto Rico segment and corporate operations, we have adjusted the historical revenue and OCF, as applicable, of these segments and operations for the three months ended March 31, 2019 to reflect the aforementioned transfers. The rebased revenue and OCF adjustments for the small B2B operation in Puerto Rico were $3 million and $1 million, respectively, for the three months ended March 31, 2019 and the rebased OCF adjustment for the transfer of our captive insurance operation was $2 million for the three months ended March 31, 2019. The amounts in the table below exclude the revenue and OCF, as applicable, of the transferred operations since such amounts eliminate in consolidation.

	Revenue	OCF
	in millions

Acquisition	$34.0	$6.9
Disposal	(14.9)	(5.6)
Foreign currency	(46.7)	(17.7)
Total	$(27.6)	$(16.4)
OCF Definition and Reconciliation
As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our Form 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, OCF is defined as operating income or loss before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of our operating income to total OCF is presented in the following table:

	Three months ended
	March 31,
	2020	2019
	in millions

Operating income	$107.8	$113.3
Share-based compensation expense	23.8	14.7
Depreciation and amortization	213.5	217.3
Impairment, restructuring and other operating items, net	18.8	20.5
Total OCF	$363.9	$365.8

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at March 31, 2020:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions

Liberty Latin America[1]	$405.0	$1.3	$406.3	$562.4
C&W	4,549.3	1.6	4,550.9	705.6
VTR	1,635.0	—	1,635.0	210.9
Liberty Puerto Rico[2]	2,262.5	—	2,262.5	1,379.2
Cabletica	123.5	—	123.5	13.6
Total	$8,975.3	$2.9	$8,978.2	$2,871.7

1.
Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups. Subsidiaries of Liberty Latin America that are outside our borrowing groups rely on funds provided by our borrowing groups to satisfy their liquidity needs.

2.
Debt amount includes $1,253 million borrowed by Liberty Puerto Rico to fund the AT&T Acquisition. Cash amount includes $1,260 million of restricted cash held in escrow to fund a portion of the AT&T Acquisition.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted FCF as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. As a result of the pending AT&T Acquisition, we have changed the way we define Adjusted FCF effective December 31, 2019 to adjust (i) for pre-acquisition interest incurred on the incremental debt issued in advance of the AT&T Acquisition, (ii) to exclude pre-acquisition interest earned related to the AT&T Acquisition Restricted Cash that will be used to fund a portion of the AT&T Acquisition and (iii) the impact of associated pre-acquisition derivative contracts. As the debt was incurred directly as a result of the pending acquisition and will be supported by cash flows of the acquisition from the date of the closing, we believe this results in the most meaningful presentation of our Adjusted FCF. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended
	March 31,
	2020	2019
	in millions

Net cash provided by operating activities	$114.9	$187.8
Cash payments (recoveries) for direct acquisition and disposition costs	1.4	(1.3)
Expenses financed by an intermediary[1]	32.5	31.3
Capital expenditures	(149.2)	(159.6)
Recovery on damaged or destroyed property and equipment	—	33.9
Distributions to noncontrolling interest owners	(0.7)	—
Principal payments on amounts financed by vendors and intermediaries	(43.8)	(42.3)
Pre-acquisition net interest payments (receipts)[2]	(3.0)	—
Principal payments on finance leases	(0.6)	(1.4)
Adjusted FCF	$(48.5)	$48.4

1.
For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

2.	Amount primarily represents interest received on the AT&T Acquisition Restricted Cash.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,					FX-Neutral[1]
	2020		2019		% Change	% Change

Liberty Latin America[2,3,4]		$47.37		$51.44	(7.9%)	(0.4%)
C&W2,3,4		$47.62		$46.46	2.5%	3.4%
VTR/Cabletica		$40.74		$48.42	(15.9%)	(2.0%)
VTR	CLP	32,517	CLP	33,029	(1.6%)	(1.6%)
Cabletica	CRC	24,113	CRC	25,280	(4.6%)	(4.6%)
Liberty Puerto Rico		$75.69		$76.79	(1.4%)	(1.4%)

Mobile ARPU5
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended March 31,			FX-Neutral[1]
	2020	2019	% Change	% Change

Liberty Latin America[2,3,4]	$13.32	$14.08	(5.4%)	(2.6%)
C&W2,3,4	$13.07	$13.58	(3.8%)	(2.8%)
VTR[6]	$16.07	$20.07	(19.9%)	(3.6%)

1.
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior-year amounts.

2.
In order to provide a more meaningful comparison of ARPU per customer relationship and ARPU per mobile subscriber, we have reflected any nonorganic adjustments in the customer and mobile subscriber figures used to calculate ARPU per customer relationship and ARPU per mobile subscriber for the three months ended March 31, 2019.

3.	The amounts for the three months ended March 31, 2019 do not include UTS.

4.
The amounts for the three months ended March 31, 2019 exclude the revenue from our operations in the Seychelles. This allows for a more accurate comparison to Q1 2020, as these operations were sold during November 2019.

5.	Mobile ARPU amounts are calculated excluding interconnect revenue.

6.	The mobile ARPU amounts in Chilean pesos for the three months ended March 31, 2020 and 2019 are CLP 12,909 and CLP 13,387, respectively.

Additional Information | Cable & Wireless Borrowing Group
The following table reflects preliminary unaudited selected financial results for three months ended March 31, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended
	March 31,		Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$44.9	$43.9
Broadband internet	71.0	60.2
Fixed-line telephony	24.3	24.3
Total subscription revenue	140.2	128.4
Non-subscription revenue	16.9	15.0
Total residential fixed revenue	157.1	143.4	4.8%
Residential mobile revenue:
Service revenue	130.9	135.0
Interconnect, equipment sales and other	17.6	19.0
Total residential mobile revenue	148.5	154.0	(6.0%)
Total residential revenue	305.6	297.4	(0.8%)
B2B revenue:
Service revenue	213.4	210.9
Subsea network revenue	69.6	61.5
Total B2B revenue	283.0	272.4	4.2%
Total	$588.6	$569.8	1.6%

OCF	$232.8	$222.5	6.4%

Operating income	$57.5	$52.3
Share-based compensation expense	7.4	3.7
Depreciation and amortization	147.6	150.6
Related-party fees and allocations	11.0	7.9
Impairment, restructuring and other operating items, net	9.3	8.0
OCF	232.8	222.5
Noncontrolling interests' share of OCF	32.1	38.3
Proportionate OCF	$200.7	$184.2

OCF as a percentage of revenue	39.6%	39.0%

Operating income as a percentage of revenue	9.8%	9.2%

1.
Indicated growth rates are rebased for the estimated impacts of the UTS acquisition, the transfer of certain B2B operations in Puerto Rico from our C&W segment to our Liberty Puerto Rico segment, the Seychelles disposal, the transfer of our captive insurance operations from our C&W segment to our corporate operations and FX.

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility Amount	2020	2019
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$25.0	$—
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$575.0	287.5	—
Term Loan Facility B-4 due 2026 (LIBOR + 3.25%)	$1,640.0	—	1,640.0
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	—
Total Senior Secured Credit Facilities		1,822.5	1,640.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	400.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,120.0
Other Regional Debt		370.8	366.1
Vendor financing		86.0	71.3
Finance lease obligations		1.6	2.2
Total debt and finance lease obligations		4,550.9	4,199.6
Premiums, discounts and deferred financing costs, net		(31.6)	(22.7)
Total carrying amount of debt and finance lease obligations		4,519.3	4,176.9
Less: cash and cash equivalents		687.0	434.7
Net carrying amount of debt and finance lease obligations		$3,832.3	$3,742.2

•
In January 2020, C&W (i) entered into a $1,510 million term loan facility due January 2028 that bears interest at LIBOR + 2.25% and (ii) issued an additional $150 million of 5.75% USD Senior Secured Notes due 2027 (increasing the total outstanding notional to $550 million) at a price of 106% of par. The net proceeds from these transactions were primarily used to repay, in full, the $1,640 million outstanding principal amount of the Term Loan Facility B-4 due 2026 bearing interest at LIBOR + 3.25%.

•	In March 2020, we borrowed $313 million under the C&W Revolving Credit Facility, which is included in cash and cash equivalents on our condensed consolidated balance sheet as of March 31, 2020.

•
At March 31, 2020, our total and proportionate net debt were each $3.8 billion, our Fully-swapped Borrowing Cost was 6.0%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.9 years.

•	Our portion of OCF, after deducting the noncontrolling interests' share, (“Proportionate OCF”) was $201 million in Q1 2020 and $184 million for Q1 2019.

•
Based on Q1 results, our Proportionate Net Leverage Ratio was 4.09x, calculated in accordance with C&W's Credit Agreement. At March 31, 2020, we had maximum undrawn commitments of $426 million, including $114 million under our regional facilities. At March 31, 2020, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the March 31, 2020 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for three months ended March 31, 2020 and 2019 in accordance with U.S. GAAP.

	Three months ended
	March 31,
	2020	2019	Change
	CLP in billions, except % amounts

Revenue	165.7	162.8	1.8%

OCF	64.1	63.2	1.4%

Operating income	27.9	27.1
Share-based compensation expense	1.6	0.9
Related-party fees and allocations	3.8	2.2
Depreciation	29.3	26.0
Impairment, restructuring and other operating items, net	1.5	7.0
OCF	64.1	63.2

OCF as a percentage of revenue	38.7%	38.8%

Operating income as a percentage of revenue	16.8%	16.6%

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, finance lease obligations and cash and cash equivalents:

	March 31,		December 31,
	2020		2019
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2024[4] (LIBOR + 2.75%)	$185.0	78.5	—
Total Senior Secured Credit Facilities		252.5	174.0
Senior Notes:
6.875% USD Senior Notes due 2024	$1,260.0	1,075.8	947.3

Vendor Financing		67.6	70.4
Total debt		1,395.9	1,191.7
Deferred financing costs		(14.3)	(13.8)
Total carrying amount of debt		1,381.6	1,177.9
Less: cash and cash equivalents		180.1	92.2
Net carrying amount of debt		1,201.5	1,085.7

Exchange rate (CLP to $)		853.8	751.9

1.
Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.	Índice de Cámara Promedio rate.

3.	Tasa Activa Bancaria rate.

4.	Includes a $1 million credit facility that matures on May 23, 2023.

•	In March 2020, we borrowed $92 million under the VTR RCF – B, which is included in cash and cash equivalents on our condensed consolidated balance sheet as of March 31, 2020.

•	At March 31, 2020, our Fully-swapped Borrowing Cost was 6.5% and the average tenor of debt (excluding vendor financing) was approximately 3.7 years.

•
Based on our results for Q1 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 3.60x, calculated in accordance with the indenture governing the 6.875% USD Senior Notes due 2024.

•
At March 31, 2020, we had maximum undrawn commitments of $93 million (CLP 79 billion) and CLP 45 billion. At March 31, 2020, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the March 31, 2020 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group:
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, cash and cash equivalents, and restricted cash:

	Facility amount	March 31, 2020	December 31, 2019
	in millions

Revolving Credit Facility due 2025 (LIBOR + 3.50%)	$125.0	$62.5	$—
Term Loan Facility due 2026 (LIBOR + 5.0%)	$1,000.0	1,000.0	1,000.0
Senior Secured Notes due 2027 (6.75%)	$1,200.0	1,200.0	1,200.0
Debt before discounts and deferred financing costs		2,262.5	2,200.0
Discounts and deferred financing costs		(25.9)	(27.0)
Total carrying amount of debt		2,236.6	2,173.0
Less: cash, cash equivalents and restricted cash		1,379.2	1,306.0
Net carrying amount of debt		$857.4	$867.0

•	In March 2020, we borrowed $63 million under the 2019 LPR Revolving Credit Facility, which is included in cash and cash equivalents on our condensed consolidated balance sheet as of March 31, 2020.

•
Based on our results for Q1 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 4.43x, calculated in accordance with LPR’s Group Credit Agreement.

•
At March 31, 2020, we had maximum undrawn commitments of $63 million. At March 31, 2020, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the March 31, 2020 compliance reporting requirements.

Cabletica Borrowing Group:
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	March 31,		December 31,
	2020		2019
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2023[1] (LIBOR + 5.00%)	$49.2	28.6	28.1
Term Loan B-2 Facility due 2023[1] (TBP[2] + 6.00%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2023 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		71.8	71.3
Deferred financing costs		(1.3)	(1.6)
Total carrying amount of debt		70.5	69.7
Less: cash and cash equivalents		7.9	7.7
Net carrying amount of debt		62.6	62.0

Exchange rate (CRC to $)		581.0	571.3

1.
Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on April 5, 2023, with the remaining respective principal amounts due on October 5, 2023, which represents the ultimate maturity date of the facilities.

2.	Tasa Básica Pasiva rate.

Subscriber Tables

	Consolidated Operating Data — March 31, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[2]

C&W:
Panama	642,300	642,300	194,800	108,900	141,300	150,100	400,300	1,512,700
Jamaica	572,700	565,100	267,900	121,200	222,700	217,900	561,800	1,054,000
The Bahamas[1]	120,900	120,900	39,000	6,200	23,200	36,700	66,100	199,400
Trinidad and Tobago	330,200	330,200	158,600	108,800	138,400	84,300	331,500	—
Barbados	140,400	140,400	82,600	31,500	67,500	72,300	171,300	123,100
Other	331,700	311,900	241,500	80,700	171,500	122,200	374,400	425,700
C&W Total	2,138,200	2,110,800	984,400	457,300	764,600	683,500	1,905,400	3,314,900
VTR/Cabletica:
VTR	3,721,500	3,293,100	1,524,700	1,099,100	1,331,400	540,000	2,970,500	304,900
Cabletica	604,900	599,000	259,000	207,400	200,800	23,400	431,600	—
Total VTR/Cabletica	4,326,400	3,892,100	1,783,700	1,306,500	1,532,200	563,400	3,402,100	304,900
Liberty Puerto Rico	1,118,400	1,118,400	409,800	221,600	360,100	212,400	794,100	—
Total	7,583,000	7,121,300	3,177,900	1,985,400	2,656,900	1,459,300	6,101,600	3,619,800

	Organic Subscriber Variance Table — March 31, 2020 vs December 31, 2019
Organic Change Summary:	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers[2]

C&W:
Panama	25,200	25,200	5,400	2,000	6,300	5,400	13,700	(14,800)
Jamaica	9,800	12,200	8,200	2,000	10,900	6,800	19,700	(19,100)
The Bahamas[1]	—	—	(3,100)	(300)	(1,200)	(2,700)	(4,200)	(1,700)
Trinidad and Tobago	600	600	(300)	(700)	700	2,700	2,700	—
Barbados	—	—	100	2,100	800	(400)	2,500	(100)
Other	—	—	100	100	3,700	200	4,000	(7,100)
C&W Total	35,600	38,000	10,400	5,200	21,200	12,000	38,400	(42,800)
VTR/Cabletica:
VTR	22,200	28,800	13,000	(600)	14,300	(7,700)	6,000	4,100
Cabletica	1,500	1,500	2,500	100	6,500	—	6,600	—
Total VTR/Cabletica	23,700	30,300	15,500	(500)	20,800	(7,700)	12,600	4,100
Liberty Puerto Rico	7,400	7,400	5,200	(100)	6,400	2,700	9,000	—
Total Organic Change	66,700	75,700	31,100	4,600	48,400	7,000	60,000	(38,700)

Q1 2020 Adjustments:
The Bahamas	(8,000)	(8,000)	(3,300)	(500)	(1,800)	(3,300)	(5,600)	—
Net Adjustments	(8,000)	(8,000)	(3,300)	(500)	(1,800)	(3,300)	(5,600)	—
Net Adds	58,700	67,700	27,800	4,100	46,600	3,700	54,400	(38,700)

1.
In September 2019, Hurricane Dorian impacted certain islands of the Bahamas, resulting in significant damage to homes, businesses and infrastructure. For those areas of the Bahamas impacted by Hurricane Dorian, we have recorded a non-organic adjustment to reduce homes passed by 8,000, which represents homes passed in areas where we have not restored the network through our recovery efforts. In addition, we have recorded non-organic adjustments to reduce reported customers and RGUs by 3,300 and 5,600, respectively, which represents customers that have not resumed services post-hurricane.

2.	Mobile subscribers comprise the following: see next page

	Mobile Subscribers
	Consolidated Operating Data — March 31, 2020			Q1 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W:
Panama	1,376,700	136,000	1,512,700	(12,000)	(2,800)	(14,800)
Jamaica	1,033,900	20,100	1,054,000	(19,100)	—	(19,100)
The Bahamas[1]	172,600	26,800	199,400	(3,000)	1,300	(1,700)
Barbados	93,800	29,300	123,100	(1,300)	1,200	(100)
Other	381,700	44,000	425,700	(7,900)	800	(7,100)
C&W Total	3,058,700	256,200	3,314,900	(43,300)	500	(42,800)
VTR	9,900	295,000	304,900	(200)	4,300	4,100
Total / Net Adds	3,068,600	551,200	3,619,800	(43,500)	4,800	(38,700)

Glossary
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness (excluding any indebtedness collateralized by escrow cash) less its cash and cash equivalents (excluding any escrow cash) to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized OCF of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash, cash equivalents and restricted cash held in escrow at Liberty Puerto Rico that will be used to fund the AT&T Acquisition. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
OCF Margin – Calculated by dividing OCF by total revenue for the applicable period.
Property and Equipment Addition Categories

•	Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;

•	New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;

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Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;

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Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and

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Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.

Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.